news release                                                      (TENNECO LOGO)


Contacts:   Jane Ostrander           Leslie Hunziker
            Media Relations          Investor Relations
            847 482-5607             847 482-5042
            jostrander@tenneco.com   lhunziker@tenneco.com

                      TENNECO REPORTS FIRST QUARTER RESULTS
         GEOGRAPHIC/CUSTOMER BALANCE AND COST CONTROL DRIVE PERFORMANCE

-    NEW PLATFORM LAUNCHES DRIVE 24% REVENUE GROWTH

-    EBIT IMPROVES 19%; EBITDA UP 14%

-    EUROPE SEGMENT EBIT UP 91%

-    SGA&E AS A PERCENT OF SALES DECREASES TO 8.7%

Lake Forest, Illinois, April 26, 2007 - Tenneco Inc. (NYSE: TEN) reported first quarter 2007 net income of $3 million, or 7-cents per diluted share, compared with $7 million, or 14-cents per diluted share, in first quarter 2006. Adjusted for the items below, net income was $8 million, or 17-cents per diluted share, versus $8 million, or 17-cents per diluted share, a year ago (the tables attached to the press release reconcile GAAP results to non-GAAP results).

EBIT (earnings before interest, taxes and minority interest) increased to $50 million, from $42 million a year ago. On an adjusted basis, EBIT was $52 million, up from $48 million in first quarter 2006. EBITDA (EBIT before depreciation and amortization) was $98 million, versus $86 million a year ago. Adjusted EBITDA was $100 million, compared with $92 million in first quarter 2006.

First quarter revenue increased 24% to $1.4 billion from $1.1 billion a year ago. Substrate sales were up 73% to $339 million from $196 million in first quarter 2006. Excluding substrate sales and favorable currency of $49 million, revenue was up 9% to $1.0 billion from $936 million a year ago. The company benefited from its balanced operations as revenue growth in Europe and China as well as the launch of incremental new emission control business in North America helped offset an 8% industry OE production decline in North America.

ADJUSTED FIRST QUARTER 2007 AND 2006 RESULTS:

                                                             Q12007                                   Q12006
                                             --------------------------------------   --------------------------------------
                                             EBITDA   EBIT   Net Income   Per Share   EBITDA   EBIT   Net Income   Per Share
                                             ------   ----   ----------   ---------   ------   ----   ----------   ---------
Earrings Measures                             $ 98     $50       $ 3        $0.07       $86     $42      $ 7         $0.14

Adjustments (reflects non-GAAP measures):
   Restructuring and restructuring related
      expenses                                   2       2         1         0.03         6       6        4          0.09
   Charges related to refinancing               --      --         4         0.07        --      --       --            --
   Tax adjustments                              --      --        --           --        --      --       (3)        (0.06)
                                              ----     ---       ---        -----       ---     ---      ---         -----
Non-GAAP earnings measures                    $100     $52       $ 8        $0.17       $92     $48      $ 8         $0.17
                                              ====     ===       ===        =====       ===     ===      ===         =====

FIRST QUARTER 2007 ADJUSTMENTS:

- Restructuring related expenses of $2 million pre-tax, or 3-cents per diluted share;

                                     -More-

- Charges of $5 million pre-tax, $4 million after-tax, or 7-cents per diluted share, associated with refinancing the senior credit facility.

     FIRST QUARTER 2006 ADJUSTMENTS:

- Restructuring related expenses of $6 million pre-tax, or 9-cents per diluted share;

- Tax benefit of $3 million, or 6-cents per diluted share, primarily related to resolution of tax issues with former affiliates.

     "We're pleased with how Tenneco is positioned with a well-balanced global footprint, a good mix of OE and aftermarket customers, technology-driven growth on new platforms and a relentless focus on controlling costs, all which helped counter North American OE industry production declines this quarter," said Gregg Sherrill, chairman and CEO, Tenneco. "We remain intensely focused on generating growth with our advanced technology capabilities, particularly as emission control opportunities expand with tighter emissions regulations. Equally important is our focus on launching new OE platforms flawlessly, improving our operating efficiency and offsetting higher material costs."

     Gross margin in the quarter was 15.7% versus 18.6% a year ago. The significant diesel platform launches in North America resulted in a higher mix of substrate sales. Substrates, an integral part of the emission control system, typically carry lower margins. These large OE launches also shifted the revenue balance between OE and aftermarket. Other items including higher material costs, lower restructuring and benefits from Lean Manufacturing and Six Sigma programs impacted gross margin to a lesser degree.

     Total steel costs in the quarter increased $14 million year-over-year. Tenneco is working aggressively to minimize these higher costs through cost reductions, material substitutions and low-cost country sourcing. The company is also recovering some of these costs with aftermarket price increases and with OE customers, having already completed negotiations on some OE platforms. The company is still negotiating with other OE customers and anticipates completing nearly all the agreements by the end of the second quarter.

     SGA&E (selling, general, administrative and engineering) expenses as a percent of sales decreased to 8.7% versus 10.9% a year ago. Tenneco successfully leveraged its revenue growth in the quarter while reducing SGA costs and continuing to invest in engineering for new platform launches and to meet changes in future emissions regulations.

     EBIT margin in the quarter was relatively even year-over-year. The SGA&E percentage improvement helped offset the impact of the gross margin percentage decline.

     Interest expense in the quarter increased to $42 million, versus $34 million in first quarter 2006, mostly due to $5 million expense for successfully refinancing the company's senior debt facility in March. The transaction enhances Tenneco's financial flexibility by extending the expiration of its revolving line of credit: extending the maturities of its term loan facility; and enhancing debt covenant flexibility.

     As expected, significant business growth in North America drove up cash use in the quarter to an outflow of $95 million versus an outflow of $25 million a year ago. The company's 24% revenue increase resulted in higher accounts receivable and also impacted inventory as two of the new platforms use converters sourced from the company's South Africa operations. Seasonal build-up in the aftermarket also increased inventory.

     At quarter-end, debt net of cash balances was $1.317 billion, compared with $1.288 billion a year ago and total debt was $1.453 billion, versus $1.384 billion at the end of first quarter 2006. At quarter-end, the ratio of debt net of cash balances to adjusted LTM (last twelve months) EBITDA was 3.1x, equal to a year ago.

     NORTH AMERICA

- North America OE revenue was $509 million, a 36% increase over $374 million a year ago. Excluding substrate sales, revenue was $343 million, up 12% year-over-year from $308 million. Incremental volume from new emissions control platform launches, like the Toyota Tundra and Ford Super Duty, drove the increase and more than offset an 8% decline in industry OE production.

- North America aftermarket revenue was $134 million, down from $141 million a year ago. Lower ride and exhaust unit sales were only partially offset by price increases to recover higher material costs.

- EBIT for North American operations was $29 million, down $5 million from a year ago. The positive benefits from new platform launches were more than offset by start-up costs, higher material costs and added engineering expense. Adjusted for the items below, EBIT was $30 million, versus $37 million in first quarter 2006.

- First quarter 2007 EBIT includes $1 million in restructuring expense and first quarter 2006 EBIT includes $3 million in restructuring expense.

     EUROPE, SOUTH AMERICA AND INDIA

- Europe OE revenue increased 28% to $494 million from $387 million in first quarter 2006. New launches on key platforms with BMW, Ford and PSA drove the increase. Excluding $39 million in favorable currency and higher substrate sales, revenue was $333 million compared with $285 million a year ago, a 17% increase versus an industry production increase of 4% in the quarter.

- Europe aftermarket revenue increased to $79 million from $75 million a year ago. Excluding the benefit of currency, revenue was $73 million. Improved ride control sales and price increases to recover steel cost increases partially offset lower exhaust unit sales.

- South America and India revenue increased year-over-year to $70 million from $65 million, driven by stronger OE volumes and improved aftermarket sales. Adjusting for currency and substrate sales, revenue was $61 million, versus $58 million a year ago.

- EBIT for Europe, South America and India increased 91% to $15 million, versus $8 million in first quarter 2006. The significant improvement was driven by OE volumes and manufacturing efficiencies gained through Lean manufacturing and Six Sigma programs, which improved profitability on existing business and generated more profit on new platform launches. EBIT included $2 million in favorable currency.

- EBIT in both first quarter 2007 and 2006 included $1 million in restructuring expenses.

     ASIA PACIFIC

- Asia revenue increased 39% to $70 million, versus $50 million in first quarter 2006. Excluding substrate sales, Asia revenue was $44 million, versus $33 million a year ago. Higher OE volumes and new platform launches in China drove the increase.

- Australia revenue rose 6% to $43 million, from $40 million a year ago. Excluding currency and substrate sales, revenue was $35 million compared with $36 million in first quarter 2006.

- Asia Pacific EBIT increased to $6 million, compared with breakeven a year ago. The EBIT improvement was driven by higher OE volumes in China combined with benefits from restructuring charges taken in the first quarter of 2006.

- First quarter 2006 EBIT includes $2 million in restructuring expenses for Australia.

     OUTLOOK

     "We're optimistic as we look ahead to the second quarter based on today's production schedules. We expect continued revenue growth from our emission control truck business as the ramp-up on these major platforms accelerates," said Sherrill. "We also expect the European segment and China operations will continue to perform well, which will help balance anticipated industry-wide OE production declines in North America. In addition, we will continue to benefit from our intense focus on all aspects of cost improvement and manufacturing efficiencies and anticipate finalizing nearly all of our negotiations with OE customers on steel cost recovery by the end of the quarter."

     Attachment 1:
     Statements of Income - 3 Months
     Balance Sheet
     Statements of Cash Flow - 3 Months

     Attachment 2:
     Reconciliation of GAAP Net Income to EBITDA - 3 Months
     Reconciliation of GAAP to Non-GAAP Earnings Measures - 3 Months Reconciliation of GAAP Revenues to Non-GAAP Revenues Measures - 3 Months Reconciliation of Non-GAAP Measures - Ratio of Debt Net of Cash to Adjusted EBITDA - LTM

     CONFERENCE CALL

     The company will host a conference call on Thursday, April 26, 2007 at 10:30 a.m. EDT. The dial-in number is 888-790-1408 (domestic) or 773-756-0157(international). The passcode is TENNECO. The call and accompanying slides will be available on the financial section of the Tenneco web site at www.tenneco.com. A recording of the call will be available one hour following completion of the call on April 26, 2007. To access this recording, dial 866-509-3863 (domestic) or 203-369-1914 (international). The purpose of the call is to discuss the company's operations for the quarter, as well as other matters that may impact the company's outlook. A copy of the press release is available on the financial and news sections of the Tenneco web site.

     2007 ANNUAL MEETING

     Tenneco will hold its annual meeting of shareholders on Tuesday, May 8, 2007 at 10:00 a.m. CDT. The meeting will be held at the corporate headquarters, 500 North Field Drive, Lake Forest, Illinois. The meeting will also be available by webcast. To access the listen-only annual meeting webcast, go to the financial section of the company's website at least 15 minutes prior to the meeting to register and download any necessary software. The webcast will include an audio transmission of the proceedings and slides used in the speaker presentation. Voting will not be available electronically through the webcast.

     Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

This press release contains forward-looking statements. Words such as "hopes," "estimates," "continue," "will," "plans," "outlook" "scheduled" and "goal" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:

(i) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products;

(ii) the overall highly competitive nature of the automotive parts industry, including pricing pressure from the company's OE customers and the loss of any awards of business, or the failure to obtain new awards of business, from our large customers, on which we are dependent for a substantial portion of our revenues; for example, Ford, from whom the company derived more than 10% of its 2006 net sales, announced in 2006 a plan to significantly reduce the number of its global suppliers. While the company currently believes that its relationship with Ford will not be impacted by this plan, any significant reduction in sales to Ford could have a material adverse effect on the company;

(iii) the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers;

(iv) increases in the costs of raw materials, including the company's ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;

(v) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products;

(vi) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

(vii) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries;

(viii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

(ix) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets and the credit ratings of the company's debt;

(x) the cost and outcome of existing and any future legal proceedings, and compliance with changes in regulations, including environmental regulations;

(xi) workforce factors such as strikes or labor interruptions;

(xii) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market;

(xiii) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs;

(xiv) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies;

(xv) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates; and

(xvi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2006. Further information can be found on the company's web site at www.tenneco.com.

                                       ###

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                    Unaudited
                          THREE MONTHS ENDED MARCH 31,
                  (Millions except share and per share amounts)

                                                            2007        2006
                                                           ------     -------
Net sales and operating revenues                           $1,399     $ 1,132
                                                           ======     =======

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)    1,179(a)      921(c)
   Engineering, Research and Development                       27          22
   Selling, General and Administrative                         95(a)      101
   Depreciation and Amortization of Other Intangibles          48          44
                                                           ------     -------
      Total Costs and Expenses                              1,349       1,088
                                                           ======     =======

Loss on sale of receivables                                    (2)         (1)
Other Income (Expense)                                          2          (1)
                                                           ------     -------
Total Other Expense                                            --          (2)
                                                           ------     -------

Income before Interest Expense,
Income Taxes, and Minority Interest
   North America                                               29(a)       34(c)
   Europe & South America                                      15(a)        8(c)
   Asia Pacific                                                 6           -(c)
                                                           ------     -------
                                                               50          42
Less:
   Interest expense (net of interest capitalized)              42(b)       34
   Income tax expense                                           3           -(d)
   Minority interest                                            2           1
                                                           ------     -------
Net Income                                                      3           7
                                                           ------     -------
Average common shares outstanding:
   Basic                                                     45.4        43.9
                                                           ======     =======
   Diluted                                                   47.3        46.7
                                                           ======     =======
Earnings per share of common stock:
   Basic                                                   $ 0.07     $  0.15
                                                           ======     =======
   Diluted                                                 $ 0.07     $  0.14
                                                           ======     =======

(a) Includes restructuring and restructuring related charges of $2 million pre-tax, $1 million after tax or $0.03 per share, of which $1 million is recorded in cost of sales and $1 million is recorded in SGA&E. Geographically, $1 million is recorded in North America and $1 million in Europe, South America and India.

(b) Includes a pre-tax expense of $5 million, $4 million after-tax or $0.07 per share related to the write off of debt issuance costs from our debt refinancing in March of 2007.

(c) Includes restructuring and restructuring related charges of $6 million pre-tax, $4 million after tax or $0.09 per share, all of which is recorded in cost of sales. Geographically, $3 million is recorded in North America, $1 million in Europe, South America and India and $2 million in Asia Pacific.

(d) Includes a $3 million or $0.06 per share tax benefit, primarily related to resolution of tax issues with former affiliates.

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                                 BALANCE SHEETS
                                   (Unaudited)
                                   (Millions)

                                                           March 31, 2007   December 31, 2006
                                                           --------------   -----------------
 Assets
   Cash and Cash Equivalents                                  $  136            $  202
   Receivables, Net                                              799(a)            604(a)
   Inventories                                                   516               439
   Other Current Assets                                          187               177
   Investments and Other Assets                                  755               748
   Plant, Property, and Equipment, Net                         1,096             1,093
                                                              ------            ------
   Total Assets                                               $3,489            $3,263
                                                              ======            ======

Liabilities and Shareholders' Equity
   Short-Term Debt                                            $   29            $   28
   Accounts Payable                                              950               782
   Accrued Taxes                                                  41                49
   Accrued Interest                                               31                40
   Other Current Liabilities                                     243               234
   Long-Term Debt                                              1,424(b)          1,350(b)
   Deferred Income Taxes                                         107               107
   Deferred Credits and Other Liabilities                        390               424
   Minority Interest                                              29                28
   Total Shareholders' Equity                                    245               221
                                                              ------            ------
   Total Liabilities and Shareholders' Equity                 $3,489            $3,263
                                                              ======            ======

                                                           March 31, 2007    December 31, 2006
                                                           ---------------   -----------------
(a) Accounts receivable securitization programs                 $  145             $  133

                                                           March 31, 2007    December 31, 2006
                                                           ---------------   -----------------
(b) Long term debt composed of:
       Borrowings against revolving credit facilities           $  281             $   --
       Term loan A (Due 2012)                                      150                 --
       Term loan B (Due 2010)                                       --                356
       10.25% senior notes (Due 2013)                              487                487
       8.625% subordinated notes (Due 2014)                        500                500
       Other long term debt                                          6                  7
                                                                ------             ------
                                                                $1,424             $1,350
                                                                ======             ======

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                   (MILLIONS)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                           ------------------
                                                              2007    2006
                                                             -----   -----
Operating activities:
   Net income                                                $   3   $   7
   Adjustments to reconcile income
      to net cash used by operating activities -
      Depreciation and amortization of other intangibles        48      44
      Stock option expense                                       1       1
      Deferred income taxes                                     (3)      5
      Loss on sale of assets, net                                2       1
      Changes in components of working capital -
         (Inc.)/dec. in receivables                           (198)    (82)
         (Inc.)/dec. in inventories                            (74)    (27)
         (Inc.)/dec. in prepayments and other current
            assets                                             (13)    (14)
         Inc./(dec.) in payables                               150      65
         Inc./(dec.) in taxes accrued                           (4)     (2)
         Inc./(dec.) in interest accrued                        (9)     (4)
         Inc./(dec.) in other current liabilities                4     (18)
      Other                                                     (2)     (1)
                                                             -----   -----
Net cash used by operating activities                          (95)    (25)

Investing activities:
   Net proceeds from sale of assets                             --      --
   Cash Payments for plant, property & equipment               (38)    (36)
   Acquisition of business                                      --      --
   Cash payments for software-related intangibles               (7)     (3)
   Investments and other                                         1      --
                                                             -----   -----
Net cash used by investing activities                          (44)    (39)
                                                             -----   -----
Financing activities:
   Issuance of common shares                                     2       8
   Issuance of long-term debt                                  150      --
   Debt issuance costs on long-term debt                        (6)     --
   Retirement of long-term debt                               (357)     (1)
   Net inc./(dec.) in short-term debt excluding current
      maturities on long-term debt                             280       9
   Other                                                         1      --
                                                             -----   -----
Net cash provided (used) by financing activities                70      16
                                                             -----   -----
Effect of foreign exchange rate changes on cash and
   cash equivalents                                              3       3
                                                             -----   -----
Decrease in cash and cash equivalents                          (66)    (45)
Cash and cash equivalents, January 1                           202     141
                                                             -----   -----
Cash and cash equivalents, March 31                          $ 136   $  96
                                                             =====   =====
Cash paid during the period for interest                     $  42   $  34
Cash paid during the period for income taxes                     8      --

Period ended balance of payables for plant, property
   and eqipment                                                 17      16

                                                                    ATTACHMENT 2

                                  TENNECO INC.
                 RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA
                                    Unaudited

                                                                        Q1 2007
                                                           ----------------------------------
                                                            North    Europe     Asia
                                                           America    & SA    Pacific   Total
                                                           -------   ------   -------   -----
Net income                                                                               $ 3
Minority interest                                                                          2
Income tax expense                                                                         3
Interest expense (net of interest capitalized)                                            42
                                                                                         ---
EBIT, Income before interest expense, income taxes and
   minority interest (GAAP measure)                          $29       $15      $ 6       50
Depreciation and amortization of other intangibles            23        21        4       48
                                                             ---       ---      ---      ---
Total EBITDA(2)                                              $52       $36      $10      $98
                                                             ===       ===      ===      ===

                                                                        Q1 2006
                                                           ----------------------------------
                                                            North    Europe     Asia
                                                           America    & SA    Pacific   Total
                                                           -------   ------   -------   -----
Net income                                                                               $ 7
Minority interest                                                                          1
Income tax expense                                                                        --
Interest expense (net of interest capitalized)                                            34
                                                                                         ---
EBIT, Income before interest expense, income taxes and
   minority interest (GAAP measure)                          $34       $ 8      $--       42
Depreciation and amortization of other intangibles            22        19        3       44
                                                             ---       ---      ---      ---
Total EBITDA(2)                                              $56       $27      $ 3      $86
                                                             ===       ===      ===      ===

(1)  Generally Accepted Accounting Principles

(2) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                    Unaudited

                                                               Q1 2007                                      Q1 2006
                                             ------------------------------------------   ------------------------------------------
                                             EBITDA (3)   EBIT   Net Income   Per Share   EBITDA (3)   EBIT   Net Income   Per Share
                                             ----------   ----   ----------   ---------   ----------   ----   ----------   ---------
Earnings Measures                               $ 98       $50       $ 3        $0.07        $86        $42      $ 7         $ 0.14
Adjustments (reflects non-GAAP measures):
   Restructuring and restructuring related
      expenses                                     2         2         1         0.03          6          6        4           0.09
   Charges related to refinancing                 --        --         4         0.07         --         --       --             --
   Tax adjustments                                --        --        --           --         --         --       (3)         (0.06)
                                                ----       ---       ---        -----        ---        ---      ---         ------
Non-GAAP earnings measures                      $100       $52       $ 8        $0.17        $92        $48      $ 8         $ 0.17
                                                ====       ===       ===        =====        ===        ===      ===         ======

                                                           Q1 2007
                                             ----------------------------------
                                              North    Europe     Asia
                                             America    & SA    Pacific   Total
                                             -------   ------   -------   -----
EBIT                                           $29       $15      $ 6      $50
   Restructuring and restructuring related
      expenses                                   1         1       --        2
                                               ---       ---      ---      ---
Adjusted EBIT                                  $30       $16      $ 6      $52
                                               ===       ===      ===      ===

                                                           Q1 2006
                                             ----------------------------------
                                              North    Europe     Asia
                                             America    & SA    Pacific   Total
                                             -------   ------   -------   -----
EBIT                                           $34       $8       $--      $42
   Restructuring and restructuring related
      expenses                                   3        1         2        6
                                               ---      ---       ---      ---
Adjusted EBIT                                  $37       $9       $ 2      $48
                                               ===      ===       ===      ===

(1)  Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the first quarters of 2007 and 2006 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
           RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES
                                    Unaudited

                                                                      Q1 2007
                                            -----------------------------------------------------------
                                                                              Substrate      Revenues
                                                                                Sales       Excluding
                                                                   Revenues   Excluding      Currency
                                                       Currency   Excluding    Currency   and Substrate
                                            Revenues    Impact     Currency     Impact        Sales
                                            --------   --------   ---------   ---------   -------------
North America Original Equipment
   Ride Control                              $  133       $--       $  133       $ --         $  133
   Exhaust                                      376        --          376        166            210
                                             ------       ---       ------       ----         ------
   Total North America Original Equipment       509        --          509        166            343
North America Aftermarket
   Ride Control                                  98        --           98         --             98
   Exhaust                                       36        --           36         --             36
                                             ------       ---       ------       ----         ------
   Total North America Aftermarket              134        --          134         --            134
Total North America                             643        --          643        166            477
Europe Original Equipment
   Ride Control                                 107        10           97         --             97
   Exhaust                                      387        29          358        122            236
                                             ------       ---       ------       ----         ------
   Total Europe Original Equipment              494        39          455        122            333
Europe Aftermarket
   Ride Control                                  39         2           37         --             37
   Exhaust                                       40         4           36         --             36
                                             ------       ---       ------       ----         ------
   Total Europe Aftermarket                      79         6           73         --             73
South America & India                            70         1           69          8             61
Total Europe, South America & India             643        46          597        130            467
Asia                                             70        --           70         26             44
Australia                                        43         3           40          5             35
                                             ------       ---       ------       ----         ------
Total Asia Pacific                              113         3          110         31             79
Total Tenneco Inc.                           $1,399       $49       $1,350       $327         $1,023
                                             ======       ===       ======       ====         ======

                                                                      Q1 2006
                                            -----------------------------------------------------------
                                                                              Substrate      Revenues
                                                                                Sales       Excluding
                                                                   Revenues   Excluding      Currency
                                                       Currency   Excluding    Currency   and Substrate
                                            Revenues    Impact     Currency     Impact        Sales
                                            --------   --------   ---------   ---------   -------------
North America Original Equipment
   Ride Control                              $  131       $--       $  131       $ --          $131
   Exhaust                                      243        --          243         66           177
                                             ------       ---       ------       ----          ----
   Total North America Original Equipment       374        --          374         66           308
North America Aftermarket
   Ride Control                                 101        --          101         --           101
   Exhaust                                       40        --           40         --            40
                                             ------       ---       ------       ----          ----
   Total North America Aftermarket              141        --          141         --           141
Total North America                             515        --          515         66           449
Europe Original Equipment
   Ride Control                                  95        --           95         --            95
   Exhaust                                      292        --          292        102           190
                                             ------       ---       ------       ----          ----
   Total Europe Original Equipment              387        --          387        102           285
Europe Aftermarket
   Ride Control                                  36        --           36         --            36
   Exhaust                                       39        --           39         --            39
                                             ------       ---       ------       ----          ----
   Total Europe Aftermarket                      75        --           75         --            75
South America & India                            65        --           65          7            58
Total Europe, South America & India             527        --          527        109           418
Asia                                             50        --           50         17            33
Australia                                        40        --           40          4            36
                                             ------       ---       ------       ----          ----
Total Asia Pacific                               90        --           90         21            69
Total Tenneco Inc.                           $1,132       $--       $1,132       $196          $936
                                             ======       ===       ======       ====          ====

Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
                       RECONCILIATION OF NON-GAAP MEASURES
                    Debt net of cash / Adjusted EBITDA - LTM

                                               Quarter Ended March 31
                                               ----------------------
                                                    2007     2006
                                                   ------   ------
Total debt                                         $1,453   $1,384
Cash and cash equivalents                             136       96
Debt net of cash balances (1)                       1,317    1,288
Adjusted LTM EBITDA                                   419      413
Ratio of net debt to adjusted LTM EBITDA (2)          3.1x     3.1x

                                                     Q2 06   Q3 06   Q4 06   Q1 07   Q1 07 LTM
                                                     -----   -----   -----   -----   ---------
Net income                                             24      6       14       3        47
Minority interest                                       1      2        2       2         7
Income tax expense                                     15      3      (15)      3         6
Interest expense (net of interest capitalized)         33     34       35      42       144
EBIT, Income before interest expense, income taxes
   and minority interest (GAAP measure)                73     45       36      50       204
Depreciation and amortization of other intangibles     47     45       48      48       188
Total EBITDA(3)                                       120     90       84      98       392
Restructuring and restructuring related expenses        8      7        6       2        23
New Aftermarket customer changeover costs (4)           6     --       --      --         6
Pension Curtailment (5)                                --     --       (7)               (7)
Reserve for receivables from former affiliate          --     --        3                 3
Stock Option Adjustment (6)                            --     --        2                 2
                                                      ---    ---      ---     ---       ---
Total Adjusted EBITDA (7)                             134     97       88     100       419
                                                      ===    ===      ===     ===       ===

                                                     Q2 05   Q3 05   Q4 05   Q1 06   Q1 06 LTM
                                                     -----   -----   -----   -----   ---------
Net income                                             33      10      8        7        58
Minority interest                                      --      --      1        1         2
Income tax expense                                     18       7     (4)      --        21
Interest expense (net of interest capitalized)         32      33     33       34       132
EBIT, Income before interest expense, income taxes
   and minority interest (GAAP measure)                83      50     38       42       213
Depreciation and amortization of other intangibles     44      44     43       44       175
Total EBITDA(3)                                       127      94     81       86       388
Restructuring and restructuring related expenses        2       2      5        6        15
New Aftermarket customer changeover costs (4)          --      --     10       --        10
                                                      ---     ---    ---      ---       ---
Total adjusted EBITDA(7)                              129      96     96       92       413
                                                      ===     ===    ===      ===       ===

(1) Tenneco presents debt net of cash balances because management believes it is a useful measure of Tenneco's credit position and progress toward reducing leverage. The calculation is limited in that the company may not always be able to use cash to repay debt on a dollar-for- dollar basis.

(2) Tenneco presents the above reconciliation of the ratio debt net of cash to the last twelve months (LTM) of adjusted EBITDA to show trends that investors may find useful in understanding the company's ability to service its debt. For purposes of this calculation, adjusted LTM EBITDA is used as an indicator of the company's performance over the most recent twelve months and debt net of cash is presented as an indicator of our credit position and progress toward reducing our financial leverage. LTM adjusted EBITDA is used to reflect annual values and remove seasonal fluctuations. This reconciliation is provided as supplemental information and not intended to replace the company's existing covenant ratios or any other financial measures that investors may find useful in describing the company's financial position. See notes (1), (3) and (4) for a description of the limitations of using debt net of cash, EBITDA and adjusted EBITDA.

(3) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Inc. has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above those changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the quarter in which they were incurred.

(5) In August 2006, we announced that we were freezing future accruals under our U.S. defined benefit pension plans for substantially all our U.S. salaried and non-union hourly employees effective December 31, 2006. In lieu of those benefits, we are offering additional benefits under defined contribution plan.

(6) The adjustment is related to our past administration of stock option grants and represents an adjustment for several prior years.

(7) Adjusted EBITDA is presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long term benefit of the company and other items impacting comparability between the periods. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.